Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: Raymond A. Low
Chief Financial Officer (510) 683-5900 Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT, Inc. Announces Second Quarter 2010 Financial Results

•                  Q2 FY 2010 Net Revenues: $23.2 million

•                  Q2 FY 2010 GAAP Gross Margin: 36.8 percent

•                  Q2 FY 2010 GAAP Net Income: $5.5 million; $0.17 per share (diluted)

FREMONT, Calif., July 29, 2010 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Results

Revenue for the second quarter of 2010 was $23.2 million, compared with $18.6 million in the first quarter of 2010, and $13.1 million in the second quarter of 2009.

Total gallium arsenide (GaAs) substrate revenue was $16.2 million for the second quarter of 2010, compared with $13.4 million in the first quarter of 2010, and $10.1 million in the second quarter of 2009. Indium phosphide (InP) substrate revenue was $1.1 million for the second quarter of 2010, compared with $875,000 in the first quarter of 2010, and $684,000 in the second quarter of 2009. Germanium (Ge) substrate revenue was $1.60 million for the second quarter of 2010 compared with $1.64 million in the first quarter of 2010 and $1.22 million in the second quarter of 2009. Raw materials sales were $4.2 million for the second quarter of 2010, compared with $2.7 million in the first quarter of 2010 and $1.0 million in the second quarter of 2009.

Gross margin was 36.8 percent of revenue for the second quarter of 2010. By comparison, gross margin in the first quarter of 2010 was 36.1 percent of revenue. Gross margin was 19.3 percent of revenue for the second quarter of 2009.

Operating expenses were $3.6 million in the second quarter of 2010, compared with $3.9 million in the first quarter of 2010. Operating expenses in the second quarter of 2009 were $3.8 million.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

Income from operations for the second quarter of 2010 was $5.0 million compared with income from operations of $2.9 million in the first quarter of 2010, and loss from operations of $1.3 million in the second quarter of 2009.

Net interest and other income for the second quarter of 2010 was $1.6 million, which included $1.2 million, net, sales tax refund and an unrealized foreign exchange gain of $230,000. This compares with net interest and other income of $94,000 in the first quarter of 2010, which included $120,000 gain on investment notes that matured and an unrealized foreign exchange loss of $68,000, and net interest and other income of $321,000 in the second quarter of 2009, which included an unrealized foreign exchange gain of $183,000 and an investment gain of $138,000 from our equity in our two unconsolidated joint ventures.

Net income in the second quarter of 2010 was $5.5 million or $0.17 per diluted share. Excluding the $1.2 million, net, sales tax refund or $0.04 per diluted share, our net income in the second quarter of 2010 was $4.3 million or $0.13 per diluted share compared with net income of $2.6 million or $0.08 per diluted share in the first quarter of 2010, and with a net loss of $1.3 million, or loss of $0.05 per diluted share in the second quarter of 2009.

Management Qualitative Comments

“This is an exciting time for AXT,” said Morris Young, chief executive officer.  “The demand for gallium arsenide substrates continues to grow at a healthy pace, fueled by strong sales of wireless devices and the increasing worldwide adoption and investment into LED technology in many applications.  As a result, we are enjoying solid increases in our sales of semi-insulating and semi-conducting gallium arsenide substrates and strong increases in the sales of gallium raw material.  In addition, the demand for our indium phosphide substrates is also growing, reaching nearly 5 percent of our total revenues in the second quarter, and we expect to see increasing contribution from germanium substrates in the second half of the year. We believe that the trends fueling growth in all of these areas will create meaningful opportunity for AXT and we are strongly positioned to benefit given our raw material access and attractive cost-structure.”

Outlook for Third Quarter, Ending September 30, 2010

AXT estimates revenue for the third quarter will increase to between $24.7 million and $25.5 million. The company estimates that net income per share will be between $0.12 and $0.14, which takes into account our weighted average share count of approximately 32.2 million shares.

Conference Call

The company will also host a conference call to discuss these results on July 29, 2010 at 1:30 p.m. PDT. The conference call can be accessed at (719) 457-2628 (passcode 4348886). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 4348886) until August 5, 2010. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

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About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the third quarter of 2010, the current and long-term growth and trends in the demand for our products, the outlook for sales of wireless devices and the adoption of and investment in LED technology, the change in the composition of our revenues by product, and the positioning of the company in terms of capacity, raw material access and cost-structure within the industry.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$23,177	$13,055	$41,818	$20,709
Cost of revenue	14,642	10,539	26,551	18,430
Gross profit	8,535	2,516	15,267	2,279

Operating expenses:
Selling, general and administrative	3,039	3,486	6,458	7,492
Research and development	515	355	966	815
Restructuring charge	—	—	—	507
Total operating expenses	3,554	3,841	7,424	8,814
Income (loss) from operations	4,981	(1,325)	7,843	(6,535)
Interest income (expense), net	(25)	34	(10)	78
Other income (expense), net	1,556	321	1,635	(101)

Income (loss) before provision for income taxes	6,512	(970)	9,468	(6,558)
Provision for income taxes	560	308	806	312
Net income (loss)	5,952	(1,278)	8,662	(6,870)

Less: Net income (loss) attributable to noncontrolling interest	(417)	(2)	(547)	74
Net income (loss) attributable to AXT, Inc.	$5,535	$(1,280)	$8,115	$(6,796)

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$0.18	$(0.04)	$0.26	$(0.23)
Diluted	$0.17	$(0.04)	$0.25	$(0.23)

Weighted average number of common shares outstanding:
Basic	30,834	30,439	30,789	30,437
Diluted	32,172	30,439	31,982	30,437

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30,	December 31,
	2010	2009
Assets:
Current assets
Cash and cash equivalents	$20,394	$16,934
Short-term investments	18,531	18,469
Accounts receivable, net	18,640	15,362
Inventories, net	27,247	27,718
Prepaid expenses and other current assets	4,032	2,411
Total current assets	88,844	80,894

Property, plant and equipment, net	20,314	20,853
Other assets	6,199	6,199

Total assets	$115,357	$107,946

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$4,008	$5,571
Accrued liabilities	5,424	4,566
Current portion of long-term debt	77	76
Total current liabilities	9,509	10,213

Long-term debt, net of current portion	381	420
Other long-term liabilities	3	62
Total liabilities	9,893	10,695

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	188,300	187,901
Accumulated deficit	(93,015)	(101,130)
Other comprehensive income	3,644	4,300
Total AXT, Inc. stockholders’ equity	102,461	94,603

Noncontrolling interest	3,003	2,648
Total stockholders’ equity	105,464	97,251

Total liabilities and stockholders’ equity	$115,357	$107,946